Exhibit 5.1

Opinion of Stinson Leonard Street LLP

September 15, 2015

Investors Real Estate Trust

1400 31st Avenue SW, Suite 60

Post Office Box 1988

Minot, North Dakota 58702-1988

Re:                             Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel for Investors Real Estate Trust, a North Dakota real estate investment trust (the “Company”), in connection with the registration of 4,250,000 of the Company’s common shares of beneficial interest, no par value (the “Shares”), which will be issued from time to time pursuant to the Company’s 2015 Incentive Plan (the “Plan”), and covered by the above-referenced Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”).

In this connection, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of certain of the corporate records of the Company, including its Articles of Amendment and Third Restated Declaration of Trust, its Third Restated Trustees’ Regulations (Bylaws), Certificate of Good Standing for the Company, dated as of a recent date, and resolutions of its trustees and shareholders, relating to, among other matters, the approval of the Plan.  We have also examined the Plan and the Registration Statement, together with the exhibits thereto, and such other documents as we have deemed necessary for the purpose of expressing the opinion contained herein.

As to factual matters material to the opinion set forth below, we have relied, without investigation, upon the representations and statements of the Company in the Registration Statement, the Plan, and in such certificates of government officials and officers of the Company as we have deemed necessary for the purpose of the opinion expressed herein.

In expressing the opinion set forth below, we have assumed, without investigation, the following:  that all documents submitted to us as originals are authentic, that the form and content of all documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered, that all documents submitted to us as certified or photostatic copies conform to the original documents, that all signatures on all documents are genuine, and that the natural persons who executed any such document possessed the legal capacity required at the time of execution thereof.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that, upon the effectiveness of the Form S-8, the Shares, when issued in accordance with the terms of the Plan and any award agreement utilized under the Plan, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of North Dakota and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with, or the applicability of, federal or state securities laws, including the securities laws of the State of North Dakota.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

STINSON LEONARD STREET LLP

/s/ William R. Syverson
William R. Syverson